Exhibit 10.1

November 30, 2004

Mr. Wadjaja Jiemy

Jl. K.L. Yos Sudarso

Taman Putri Hijau

Blok B # 26

Medan 20114

Sumut, Indonesia

Dear Widjaja,

On behalf of Schweitzer-Mauduit International, Inc. (SWM), Wayne Deitrich, Chairman and CEO, and Jean-Pierre Le Hetet, C.O.O., I am pleased to make you the following offer to be the President-S.E. Asia, reporting to Jean-Pierre.

The following will be your compensation and benefits:

1)                                      Salary:  $150,000 net of taxes paid in 12 monthly payments. Your salary and job performance will be reviewed within one year of your employment date.

2)                                      Employment Bonus:  $30,000 to be paid the day that you report to work.

3)                                      Annual Incentive Plan:  You will participate in the Plan for key SWM managers with a Target payout of 35% of your net annual pay ($150,000 initially) and a maximum of 66.5% with weightings of 30% PT-PDM Indonesia operating profit, 30% PDM-Philippines Industries, Inc. operating profit, 20% SWM earnings per share and 20% individual performance objectives as agreed to between Jean-Pierre and you.

4)                                      Fixed Bonus:  If any are required in Indonesia and the Philippines, they will be provided on a pro-rata basis.

5)                                      Car Allowance:  A monthly allowance of $2,000/month will be provided “in-kind” which would result in no taxes to be paid by you.

6)                                      Housing Allowance:  A monthly benefit of $3,000 will be provided on an “in-kind” basis.

7)                                      Education Benefits For Your Children:  You will be provided a total annual benefit of $12,000 also on an “in-kind” basis.

8)                                      Medical Benefits:  Insurance coverage for hospitalization and medical emergencies will be provided for you and your family.

9)                                      Vacation:  21 days per year.

10)                                Tax Equalization:  SWM will equalize any applicable country taxes to prevent double taxation.

11)                                Stock Options:  Upon approval by the SWM Compensation Committee, you will be awarded 10,000 share options based on the fair market value as of the date of your employment.  A copy of the Plan will be provided to you at that time.

12)                                Retirement Benefits:  Effective 1/1/2006, SWM will contribute $5,000/year into a Retirement Account for your benefit with interest credited annually.  If you leave the employment of SWM or any of its subsidiaries prior to age 60, all accumulated benefits in your Retirement Account will be forfeited.

13)                                Relocation:  SWM will pay for reasonable expenses related to the movement of your household goods from China to Singapore and one month’s temporary living expenses for you and your family.  To assist with any incidental expenses. You will receive one month’s net salary at the end of the month in which you relocate your family to Singapore.

14)                                Long-Term Incentive:  As a key SWM executive, you will be eligible to participate in the SWM Long-Term Incentive Plan (LTIP). Effective 1/1/2006, the Plan will provide you with an annual Target award opportunity of sixty percent (60%) of your net salary, i.e. $90,000.  The Target award will be delivered by 50% participation in a Cash Performance Plan and 50% in Restricted Shares of SWM stock.  Both plans have reasonable performance measurements, e.g. sales growth, earnings and shareholder appreciation.  The earned awards are provided at the end of the LTIP cycle, which generally will be two to three years in length, but earned and accrued annually.  A copy of the Plan and more details can be provided at time of employment.

As with all offers of employment for management, the offer is subject to a satisfactory background check and a company physical, including a drug screen.

Please indicate acceptance of this offer of employment by signing in the space below.  On behalf of SWM, I want to welcome you to the company and we look forward to a mutually successful working relationship.

Sincerely,

William R. Foust

Vice President-Administration